GARY P. KREIDER
DIRECT DIAL:  (513) 579-6411
FACSIMILE:  (513) 579-6956
E-MAIL:  GKREIDER@KMKLAW.COM

                                  June 3, 1999


Division of Corporation Finance
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.   20549

                    RE:     EDGAR Form RW
                            Provident Bancorp, Inc.
                            Provident Capital Trust I
                            Form S-3 - File No. 333-15315

Dear Ladies and Gentlemen:

     This is to inform you that the above-referenced Form S-3 filed November 1, 1996 has been abandoned by the Registrants, Provident Bancorp, Inc., now known as Provident Financial Group, Inc. and Provident Capital Trust I. No securities were issued pursuant to this Registration Statement.

     As counsel for the Registrants, I hereby withdraw this Registration Statement.

                                          Yours truly,

                                          KEATING, MUETHING & KLEKAMP, P.L.L.



                                          BY:  /s/Gary P. Kreider
                                             -----------------------------------
                                                  Gary P. Kreider

slh

cc:      Ms. Jessica Livingston
         Office of Division of Corporation Finance